Exhibit 10.4

VIA HAND DELIVERY

November 26, 2018

Rene Russo

Dear Rene:

As we have discussed, in connection with your separation from employment with, and all offices in, Arsanis, Inc. (the “Company”) (and, as may be applicable, any and all of its parents, affiliates and subsidiaries (together, the “Affiliates”)), effective November 26, 2018 (the “Separation Date”), you will be eligible to receive the severance benefits described in paragraph 1 below if you sign and return this letter agreement to me no later than December 18, 2018, but no earlier than close of business on the Separation Date, and do not revoke your agreement (as described below).

By signing and returning this letter agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you have been given at least twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the “Revocation Period”) by notifying me in writing. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the Revocation Period.

Although your receipt of the severance benefits is expressly conditioned on your entering into this letter agreement, the following will apply regardless of whether or not you do so:

•

As of the Separation Date, all salary payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

•	You will receive payment for your final wages and any unused vacation time accrued through the Separation Date.

•

You may, if eligible and at your own cost, elect to continue receiving group medical insurance pursuant to the “COBRA” law. Please consult the COBRA materials to be provided under separate cover for details regarding these benefits.

•

You are obligated to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, except as otherwise permitted by paragraph 8 below. Further, you remain subject to your continuing obligations to the Company as set forth in the Invention, Non-Competition, Non-Solicitation and Non-Disclosure Agreement that you previously executed for the benefit of the Company (the “Non-Disclosure Agreement”), which remain in full force and effect, except as and to the extent set forth in paragraph 3 below.

•	You must immediately return to the Company no later than the Separation Date all Company property.

If you elect to timely sign and return this letter agreement and do not revoke your acceptance within the Revocation Period, the following terms and conditions will also apply:

Severance Benefits – The Company will provide you with the following severance benefits (the “severance benefits”):

a.

Severance Pay. The Company shall pay you one million forty-six thousand two hundred fifty dollars ($1,046,250), less applicable taxes and withholdings, as severance pay (the “Severance Pay”). The Severance Pay shall be payable to you in one lump sum, as soon as administratively practicable following the date that this letter agreement becomes effective and irrevocable.

b.

COBRA Benefits. Provided that you are eligible for and timely elect to continue participation in the Company’s group health and dental plans under applicable COBRA law, the Company will, subject to and in accordance with the terms set forth in Section 10(b)(ii) of the Amended and Restated Letter Agreement dated as of October 10, 2017 between you and the Company (the “Employment Agreement”), pay, on a monthly basis, the full monthly premium cost of such participation.

c.

Option Acceleration. Effective immediately after this letter agreement becomes effective and irrevocable, all outstanding and unvested options to purchase shares of the Company’s common stock which you hold as of the Separation Date shall become fully vested and exercisable, and shall remain exercisable for the period of time set forth in paragraph 1(d) below.

d.

Extension of Exercise Period. Effective immediately after this letter agreement becomes effective and irrevocable, the Company will extend until the date that is the earlier of (i) two years following the Separation Date and (ii) the final exercise date, the period during which you may exercise those stock options granted to you in June of 2017 and in which you have vested as of the Separation Date (including those in which you have vested pursuant to paragraph 2(c) above), subject to the terms of the applicable agreement(s) and plan(s) governing such options. You understand that the stock options subject to this extended exercise period shall cease to be treated for tax purposes as incentive stock options.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this paragraph.

Release of Claims – In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its Affiliates, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, any claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Further, nothing herein shall release (i) any claims you may have for indemnification under the Company’s certificate of incorporation, by-laws, insurance and/or any written agreement between you and the Company for director or officer indemnification (recognizing that any such indemnification is not guaranteed by this letter agreement and shall be governed by the instrument, if any, providing for such indemnification), (ii) any rights you may have to receive insurance payments under any policy maintained by the Company; (iii) any vested rights you may have as an equity holder or option holder, (iv) any rights you may have to receive retirement and other benefits that are accrued and fully vested as of the Separation Date, or (v) any other claims that cannot be released as a matter of law.

Continuing Obligations – You acknowledge and reaffirm your confidentiality and non-disclosure obligations discussed above in this letter agreement, as well as the obligations set forth in the Non-Disclosure Agreement, which survive your separation from employment with the Company; provided, however, that in consideration of your entering into this letter agreement, the Company will waive the post-employment non-competition restriction set forth in Section 4(a) thereof.

Non-Disparagement – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 8 below, you will not, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. In turn, the Company will instruct those with knowledge of this letter agreement not to make, in public or private, any false, disparaging, derogatory or defamatory statements about you.

Return of Company Property – You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in your possession or control, and that you have left intact all, and have otherwise not destroyed, deleted, or made inaccessible to the Company, any electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment, and that you have not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to you; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Notwithstanding the foregoing, you may retain possession and assume ownership of the iPhone, MacBook, and iPad you have been using in connection with your employment; provided, however, that you hereby represent that you have deleted from such devices all documents, e-mails, files, information, and data related to the Company. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company names, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

Business Expenses and Final Compensation – You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

Confidentiality – You understand and agree that, to the extent permitted by law and except as otherwise permitted by paragraph 8 below, the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

Scope of Disclosure Restrictions – Nothing in this letter agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Cooperation – You agree that, to the extent permitted by law, you shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. You further agree that, to the extent permitted by law, you will notify the Company promptly in the event that you are served with a subpoena (other than a subpoena issued by a government agency), or in the event that you are asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. All reasonable out-of-pocket expenses incurred by you in providing such reasonable cooperation under this paragraph 9 shall be reimbursed by the Company, and shall be paid promptly upon request no later than 30 days after submission of documentation thereof. In addition, the Company shall continue to indemnify you as and to the extent set forth in any indemnification provision that may exist in the Company’s certificate of incorporation, by-laws, insurance and/or any written agreement between you and the Company for director or officer indemnification.

Amendment and Waiver – This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

Validity – Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

Nature of Agreement – You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

Acknowledgments – You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

Voluntary Assent – You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You further state and represent that you have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

Applicable Law – This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

Entire Agreement – This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.

Tax Acknowledgement – In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in paragraph 1 of this letter agreement.

Section 409A – This letter agreement, and all payments hereunder, are intended to be exempt from, or if not so exempt, to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), and this letter agreement shall be interpreted and administered accordingly. Notwithstanding anything to the contrary in this letter agreement, if at the time of your termination of employment or otherwise when any severance benefit is payable hereunder, you are a “specified employee” as defined under Section 409A, any and all amounts payable hereunder on account of such termination of employment that would (but for this provision) be payable within six (6) months following the Separation Date, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A – 1(b) or other amounts or benefits that are exempt from or otherwise not subject to the requirements of Section 409A. For purposes of this letter agreement, whether or not a termination of employment has occurred shall be determined consistently with Section 409A. In addition, each payment made pursuant to the letter agreement shall be treated as a separate payment and the right to a series of installment payments hereunder is to be treated as a right to a series of separate payments. Neither the Company, nor any of its Affiliates, nor any of its or their respective agents shall have any liability to you should the benefits and payments hereunder that are intended to be exempt from or compliant with Section 409A, not be so exempt or compliant.

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If you have any questions about the matters covered in this letter agreement, please call me.

Very truly yours,

By:	/s/ Tillman U. Gerngross
Tillman U. Gerngross
Chairman of the Board of Directors

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement, and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ René Russo	11-26-18
René Russo	Date

To be returned in a timely manner as set forth on the first page of this letter agreement.